DATED                             20 MARCH                                  2006
--------------------------------------------------------------------------------

                               PIR TRADING, INC.                          (1)

                                     and

                         PIER 1 IMPORTS (U.S.), INC.                      (2)

                                     and

                                PALLI LIMITED                             (3)

                                     and

                                 LAGERINN EHF                             (4)

         ---------------------------------------------------------------

                                    AGREEMENT
         for the sale and purchase of the entire issued share capital of
                          The Pier Retail Group Limited

         ---------------------------------------------------------------

                                   HEATONS LLP
                                   MANCHESTER
                               Tel: 0161 835 8010
                               Fax: 0161 835 8015
                                     LAG3.1

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                                    CONTENTS

1    DEFINITIONS AND INTERPRETATION............................................1
2    SALE AND PURCHASE OF THE SHARES AND ASSIGNMENT OF
     INTERCOMPANY DEBT.........................................................6
3    CONSIDERATION.............................................................7
4    COMPLETION................................................................7
5    2006 AUDITED ACCOUNTS....................................................10
6    WARRANTIES...............................................................10
7    LIMITATION OF DEBT SELLER'S LIABILITY AND SELLER'S LIABILITY.............12
8    PURCHASER'S AND PURCHASER'S GUARANTOR'S WARRANTIES AND
     PURCHASER'S GUARANTEE....................................................16
9    RESTRICTIVE COVENANTS....................................................17
10   ANNOUNCEMENTS AND CONFIDENTIALITY........................................18
11   FURTHER ASSURANCE........................................................19
12   ASSIGNMENT...............................................................20
13   ENTIRE AGREEMENT.........................................................20
14   WAIVER, RIGHTS AND RELEASE...............................................20
15   VARIATION................................................................21
16   COSTS AND EXPENSES.......................................................21
17   SET OFF..................................................................21
18   NOTICES..................................................................21
19   COUNTERPARTS, LANGUAGE, INVALIDITY, COMPLETION...........................22
20   THIRD PARTY RIGHTS.......................................................22
21   GOVERNING LAW AND JURISDICTION...........................................23

                                    SCHEDULES

1.   The Group................................................................24
2.   Properties...............................................................28
3.   Registered Intellectual Property Rights..................................37
4.   The Warranties...........................................................38
5.   Completion Requirements..................................................49

                           AGREED FORM DOCUMENTS

1.   Accounts (included in the Disclosure Letter)
2.   2006 Financial Statements
3.   Co-existence Agreement
4.   Deed of Assignment
5.   Deed of Release
6.   Debt Confirmation Deed
7.   Index of Data Room Documents
8.   Tax Deed
9.   Director's resignation letter
10.  Press Release
11.  Cover page of bundle to the Disclosure Letter

THIS AGREEMENT is dated                                                     2006

BETWEEN:

(1) PIR TRADING, INC. whose principal place of trading is at 100 Pier 1 Place, Fort Worth, Texas 76102, United States of America (the "Seller");

(2) PIER 1 IMPORTS (U.S.), INC. whose principal place of trading is at 100 Pier 1 Place, Fort Worth, Texas 76102, United States of America (the "Debt Seller");

(3) PALLI LIMITED (U.K. Id No.) whose registered office is at 4th Floor, 43-44 New Bond Street, London W1S 2SA (the "Purchaser"); and

(4) LAGERINN EHF (Icelandic, Id No.) whose registered office is situated at Sundaborg 7, 104 Reykjavik, Iceland (the "Purchaser's Guarantor").

BACKGROUND

(A) The Company has an authorised share capital of(pound)8,731,111 made up of 611,111 ordinary shares of(pound)1 each and 8,120,000 preference shares of(pound)1 each, all of which are issued and fully paid or credited as fully paid (the "Shares").

(B) Further particulars of the Company and its Subsidiaries at the date of this Agreement are set out in Schedule 1.

(C) The Seller has agreed to sell the Shares to the Purchaser and the Purchaser has agreed to purchase the Shares on the terms of this Agreement.

(D) The Debt Seller has agreed to sell the Intercompany Debt to the Purchaser and the Purchaser has agreed to purchase the Intercompany Debt on the terms of this Agreement.

(E) The Purchaser's Guarantor is willing to guarantee the obligations of the Purchaser under this Agreement and the other Transaction Documents.

IT IS AGREED AS FOLLOWS:

1    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions shall have the following meaning:


     "2006 Audited Accounts"       has the meaning set out in clause 5.2;

     "2006 Financial Statements"   means the  draft  financial  statements  of
                                   the Company as at 25 February 2006 in the Agreed Form;

     "Accounts"                    the audited consolidated balance sheet of
                                   the Group as at the Accounts Date and the audited consolidated profit and loss account for the year ended on that date for the Group including the notes and directors' report relating to them, a copy of which is included in the

                                   Disclosure Documents;

     "Accounts Date"               26.02.05;

     "Accounting Standards"        statements of standard accounting  practice
                                   (including financial reporting standards) adopted or issued by the ASB;

     "Agreement"                   this Agreement including its recitals and the
                                   schedules but not the Tax Deed;

     "Agreed Form"                 agreed and initialled by, or on behalf of,
                                   the Seller and the Purchaser;

     "ASB"                         The Accounting Standards Board;

     "Auditors"                    Ernst & Young LLP, Apex Plaza, Reading,
                                   Berkshire RG1 1YE;

     "Business Day"                any day except a Saturday or Sunday on which
                                   banks are generally open in London, New York and Fort Worth for normal business;

     "Co-existence Agreement"      the agreement of the same date as this
                                   Agreement concerning brand co-existence in the Agreed Form;

     "Company"                     The Pier Retail Group Limited a company
                                   incorporated and registered in England and Wales with company number 2650000 whose registered office is at 9-12 North Central
                                   127 Milton Park, Abingdon, Oxfordshire,
                                   OX14 4SA;

     "Completion"                  completion  of the sale and purchase of the
                                   Shares and  assignment of the Intercompany
                                   Debt pursuant to this Agreement;

     "Completion Date"             the date of this Agreement;

     "Concession Properties"       means those properties the subject of
                                   concession agreements as briefly described in Part 2 of Schedule 2;

     "Data Room Documents"         the documents and information made available
                                   to the Purchaser and/or its advisers in the data room provided by IntraLinks prior to the signing of this Agreement as referred to in the data room index in the Agreed Form, which is annexed to the Disclosure Letter;

     "Debt Confirmation Deed"      the debt confirmation deed in the Agreed Form
                                   between the Debt Seller and certain of the Group Companies;

     "Deed of Assignment"          the deed of assignment in relation to the
                                   Intercompany Debt, in the Agreed Form;

     "Deed of Release"             the deed of release between the Debt Seller
                                   and certain of the Group Companies in the Agreed Form;

     "Directors"                   the directors named in Schedule 1;

     "Disclosed"                   fairly disclosed to the Purchaser in any of
                                   the Disclosure Documents;

     "Disclosure Documents"        the Disclosure Letter (including the two
                                   identical bundles of documents collated by or on behalf of the Seller, the outside covers of each of which have been signed for identification by or on behalf of the Seller and the Purchaser) and the Data Room
                                   Documents;

     "Disclosure Letter"           the letter of the same date as this Agreement
                                   from the Seller to the Purchaser;

     "Encumbrance"                 any (other than by virtue of this Agreement)
                                   right to acquire, option, right of
                                   pre-emption, mortgage, charge, pledge, lien, or other form of security or encumbrance or security agreement and any agreement to create any of the foregoing;

     "GAAP" generally accepted accounting principles and practices in the United Kingdom including all Accounting Standards, Financial Reporting Standards and abstracts of the Urgent Issues Task Force of the ASB;

     "Group" together the Company and the Subsidiaries and "Group Company" shall be a reference to the Company or any of the Subsidiaries as the case may be;

     "Indebtedness"                in relation to the Group, all borrowings and
                                   indebtedness in the nature of debt but
                                   excluding trade creditors arising in the ordinary course of business and off balance sheet finance arrangements, lease purchase arrangement, contract hire and/or hire purchase arrangements;

     "Intellectual Property        has the meaning given in paragraph 21 of
     Rights"                       Part 1 of Schedule 4;

     "Intercompany Debt"           the amount stipulated in the Deed of
                                   Assignment owing by the Company to the Debt
                                   Seller immediately prior to Completion being the aggregate amount of all

                                   Indebtedness of whatever nature owing by the Group Companies to the Debt Seller, immediately prior to Completion;

     "Intercompany Debt            the Provisional Intercompany Debt
     Consideration"                Consideration after adjustment (if any)
                                   pursuant to clause 5;

     "Pension Schemes"             agreements for the payment of any pensions,
                                   allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Group or for the benefit of the dependents of any such persons;

     "Prohibited Area"             the United Kingdom;

     "Properties"                  has the meaning given in paragraph 13 of
                                   Part 1 of Schedule 4;

     "Provisional Cash             the sum of (pound)8,540,196 payable in cash
     Consideration"                on  Completion  pursuant to clause 3;

     "Provisional Intercompany     GBP 8,540,195;
     Debt Consideration"

     "Purchaser's Group"           the Purchaser, all its subsidiary
                                   undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than the Group
                                   Companies) at the relevant time;

     "Purchaser's Solicitors"      Heatons LLP of Freetrade Exchange, 37 Peter
                                   Street, Manchester, M2 5GB;

     "Seller's Group"              Pier 1 Imports, Inc. and all its subsidiary
                                   undertakings (other than the Group Companies) at the relevant time;

     "Seller's Solicitors"         Allen & Overy LLP of One New Change, London,
                                   EC4M 9QQ;

     "Subsidiary"                  a subsidiary of the Company details of which
                                   are set out in Part 2 of Schedule 1 and
                                   "Subsidiaries" shall be construed
                                   accordingly;

     "Tax" (a) all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities in each case having the character of taxation wherever chargeable and whether of the UK or any other jurisdiction; and (b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

     "Tax Authority"               HM Revenue & Customs, Department of Social
                                   Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere;

     "Tax Deed"                    the deed of the same date as this Agreement,
                                   containing certain taxation covenants given by the Seller in the Agreed Form;

     "Tax Statute"                 any directive, statute, enactment, law or
                                   regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax (and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision, and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same) except to the extent that any such directive, statute, enactment, law, regulation, order, instrument, bye-law, subordinate legislation or provision made or enacted after the date of this Agreement would create or increase any liability of the Seller under this Agreement or the Tax Deed;

     "Tax Warranties"              the Warranties set out in Part 2 of
                                   Schedule 4;

     "Transaction Documents"       this Agreement, the Tax Deed, the Deed of
                                   Assignment, and the Co-existence Agreement;

     "UK Companies"                together The Pier Retail Group Limited, The
                                   Pier (Retail) Limited and Pier Direct Limited
                                   (and "UK Company" shall be a reference to any of them as the case may be);

     "Warranties"                  the warranties set out in clause 6.1 and
                                   Schedule 4;

     "Warranty Claim"              a claim by the Purchaser the basis of which
                                   is that a Warranty is, or is alleged to be, untrue or inaccurate;

     "Working Capital Reference    GBP 4,689,000.
     Amount"

1.2 The terms "holding company" and "subsidiary" shall have the meaning given to them in sections 736 and 736A of the CA 85.

1.3 The following references shall have the following meanings: "CA 85" means the Companies Act 1985; "CAA" means the Capital Allowances Act 2001;"FSMA 2000" means the Financial Services and Markets Act 2000; "LPA" means Law of Property (Miscellaneous Provisions) Act 1994; "TA 88" means Income and Corporation Taxes

     Act 1988; "TCGA" means Taxation of Chargeable Gains Act 1992; "TMA" means Taxes Management Act 1970; "VAT" means Value Added Tax; "VATA" means Value Added Tax Act 1994.

1.4 "Control" in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person (a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate or (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate. A "Change of Control" occurs if a person who Controls any body corporate ceases to do so or if another person acquires Control of it.

1.5 The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.6 Expressions in the singular shall include the plural and references to any gender shall include all other genders.

1.7 References to persons shall include bodies corporate, unincorporated associations and partnerships.

1.8 References to the word "include" or "including" are to be construed without limitation.

1.9 Except where the context otherwise requires, references to recitals, schedules and clauses are to recitals and schedules to and clauses of this Agreement. Except where the context otherwise requires, references within a schedule to paragraphs are to paragraphs of that schedule.

1.10 References in this Agreement to any statute, statutory provision, EC Directive or treaty include a reference to that statute, statutory provision, EC Directive or treaty as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) (and includes any subordinate legislation made under the relevant statute, statutory provision, EC Directive or treaty) except to the extent that any statute, statutory provision, EC Directive, treaty or subordinate legislation made, enacted, amended, extended, consolidated or replaced after the date of this Agreement would create or increase any liability of the Seller or the Debt Seller under this Agreement or the Tax Deed.

1.11 Any reference to writing or written includes faxes and any non-transitory form of visible reproduction or words (but not e-mail).

2    SALE AND PURCHASE OF THE SHARES AND ASSIGNMENT OF INTERCOMPANY DEBT

2.1 The Seller shall sell the Shares and the Purchaser shall purchase the Shares from the Seller with all rights attaching to them at the date of this Agreement.

2.2 The Shares are sold to the Purchaser with full title guarantee as defined in the LPA.

2.3 Title to and beneficial ownership of the Shares shall pass to the Purchaser on Completion. The Purchaser shall be entitled to receive all dividends and distributions declared, paid or made by the Company on or after the date of this Agreement.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

2.5 The Seller waives any rights of pre-emption or other restrictions on transfer in respect of the Shares or any of them conferred on it under the articles of association of the Company or otherwise.

2.6 The Debt Seller shall assign to the Purchaser the benefit of the Intercompany Debt and the Purchaser shall accept the assignment of the Intercompany Debt at Completion pursuant to the Deed of Assignment.

2.7 Without prejudice to the rights of any member of the Seller's Group under any of the Transaction Documents, the Deed of Release and/or the Debt Confirmation Deed, the Seller on behalf of itself and each other member of the Seller's Group waives all and any claims against each Group Company which any member of the Seller's Group may have of whatsoever nature and which arose prior to the date of this Agreement.

3    CONSIDERATION

3.1 The consideration for the Shares shall be the sum of(pound)1 to be paid to the Seller in cash on Completion.

3.2 The consideration for the assignment of the Intercompany Debt shall be the Intercompany Debt Consideration of which the Provisional Intercompany Debt Consideration shall be paid by the Purchaser to the Debt Seller in accordance with clause 3.3.1.

3.3 The Intercompany Debt Consideration shall be paid by the Purchaser to the Debt Seller as follows:

     3.3.1 (pound)8,540,195, being the Provisional Intercompany Debt Consideration, shall be paid in cash on Completion; and

     3.3.2 that amount shall be subject to adjustment in accordance with clause 5.

4    COMPLETION

4.1 Completion shall take place at the Seller's Solicitors' offices immediately after the execution and exchange on the Completion Date.

4.2  At Completion:

     4.2.1 the Seller shall comply with and perform all of its obligations listed in Schedule 5;

     4.2.2  the Purchaser shall:-

            4.2.2.1 pay the Provisional Cash Consideration by way of electronic transfer to the Seller's Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligation to pay such sum and the Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum;

            4.2.2.2 deliver to the Seller a copy of the minutes of a meeting of the directors of the Purchaser authorising the execution by the Purchaser of this Agreement, the Tax Deed, the Deed of Assignment and the Co-existence Agreement and a copy of the minutes of the meeting of the directors of the Purchaser's Guarantor authorising the execution by the Purchaser's Guarantor of this Agreement;

            4.2.2.3 deliver to the Seller a counterpart of the Tax Deed duly executed as a deed by the Purchaser;

            4.2.2.4 deliver to the Seller a counterpart of the Deed of Assignment duly executed by the Purchaser;

            4.2.2.5 deliver to the Seller a counterpart of the Co-existence Agreement duly executed by the Purchaser; and

            4.2.2.6 deliver to the Seller a counterpart of the Disclosure Letter duly executed by the Purchaser.

4.3 If on Completion the Seller or the Purchaser fails to comply with any of its obligations under clause 4.2.1 or 4.2.2 (as applicable) then the other shall not be obliged to complete this Agreement and may at its absolute discretion:-

     4.3.1 defer Completion to a date not more than 28 days after the Completion Date in which case this clause 4.3 shall apply to Completion as so deferred;

     4.3.2 proceed to Completion so far as practicable and without prejudice to its rights under the Agreement; or

     4.3.3 waive all or any of the defaulting party's obligations under clause 4.2.1 or 4.2.2 (as applicable).

4.4 The Seller shall procure that on Completion each Group Company is released from all guarantees and indemnities given by that Group Company prior to the date of this Agreement in respect of any liability or obligation of any member of the Seller's Group and pending such release the Seller shall indemnify that Group Company against all liabilities under the guarantees and indemnities.

4.5 The Purchaser shall procure that as from Completion each member of the Seller's Group is released from all guarantees and indemnities which have been given by that member prior to the date of this Agreement in respect of any liability or obligation of any Group Company, and pending such release the Purchaser shall indemnify that member of the Seller's Group against all liabilities under those guarantees and indemnities.

4.6 Immediately following Completion the Seller shall, without delay send to the Purchaser, all records, correspondence, documents, files, memoranda and other papers owned by any Group Company which are in the Seller's possession or direct control relating to the Group or operations of the Group which are not kept at any of the Properties, provided that the Seller shall be entitled to retain copies of any records, documentation and information which the Seller would be entitled to request in accordance with the provisions of Clause 11.2.

4.7  Within 10 days following Completion, the Seller will pay to the Purchaser:

     4.7.1 the amount of any payments due to be paid (before any deductions) to Alison Richards, John Higgins, Fiona Robinson and Fiona Strang (together, the "Bonus Employees") (being employees within the Group) by the Seller within 30 days of Completion in accordance with the bonus letter agreements between the Seller and each of the Bonus Employees dated 13 March 2006 and referred to in the Disclosure Letter (the "Payments"); and

     4.7.2 the amount of secondary Class I National Insurance contributions for which the relevant Group Company employing each Bonus Employee will be liable as a result of the Payments (the "Secondary NICs").

4.8  The Purchaser:

     4.8.1 within 10 days following receipt of payment from the Seller under clause 4.7, will discharge the Seller's liability to the Bonus Employees in respect of the Payments, as agent of the Seller; and

     4.8.2 will procure the payment to the relevant tax authority within the required time period for the Payments (in the case of the amounts referred to in sub-clause 4.8.2.1 as agent of the Seller), of the amount of:

            4.8.2.1 any income tax to be deducted under the PAYE system (and the amount of any primary Class 1 National Insurance contributions payable) in respect of the Payments; and

            4.8.2.2  the Secondary NICs.

4.9 For the avoidance of doubt, the Seller will have no further liability under this Agreement and/or the Tax Deed or otherwise for any income tax to be deducted under the PAYE system, primary Class 1 National Insurance contributions or secondary Class 1 National Insurance contributions due in respect of the Payments.

4.10 The Seller agrees to indemnify the Purchaser (for itself and as trustee for each Group Company) from and against any liability, claim, loss or cost (reasonably and properly incurred) arising out of the exercise of any options granted by Pier 1 Imports, Inc. prior to the date of this Agreement to any employee of any of the Group Companies over any shares in Pier 1 Imports, Inc. provided that:

     4.10.1 the Purchaser shall (and shall procure that the Group Companies) use their reasonable endeavours following the exercise of any such options to mitigate any such liability, claim, loss or cost;

     4.10.2 this indemnity shall not apply to the extent of any income tax under the PAYE system and primary Class I National Insurance contributions in respect of the exercise of any such option; and

     4.10.3 no liability shall attach to the Seller under this clause 4.10 to the extent that the same loss has been recovered under any other provision of this Agreement or the Tax Deed (or vice versa) and accordingly, the Purchaser shall only recover once in respect of the same loss.

5    2006 AUDITED ACCOUNTS

5.1  As soon possible after Completion, the Purchaser shall procure that:

     5.1.1 the Company instructs the Auditors to undertake the audit of the 2006 Financial Statements applying the specific accounting principles, policies and practices applied in the preparation of the Accounts on a basis consistent with the audit of the Accounts; and

     5.1.2 following completion of the audit, the board of directors of the Company shall approve the resulting accounts as the statutory accounts of the Company as at 25 February 2006 and that any two directors of the Company sign such accounts.

5.2  The accounts of the Company prepared and signed in accordance with clause
     5.1 shall, once the Auditors have signed their audit report on such accounts, be the "2006 Audited Accounts" and the amount set out in the consolidated balance sheet included in those accounts as Net Current Assets as at 25 February 2006 shall be the "Working Capital Amount".

5.3 The Purchaser shall send a copy of the 2006 Audited Accounts to the Seller within five Business Days of the audit report on those accounts being signed in accordance with clause 5.2.

5.4 If the Working Capital Amount is greater than the Working Capital Reference Amount, the Purchaser shall pay an amount equal to that excess to the Debt Seller as an adjustment to the Provisional Intercompany Debt Consideration. If the Working Capital Amount is less than the Working Capital Reference Amount, the Debt Seller shall repay an amount equal to that shortfall to the Purchaser as an adjustment to the Provisional Intercompany Debt Consideration.

5.5 Any amount payable by the Debt Seller or the Purchaser (as applicable) in accordance with the provisions of clause 5.4 shall (a) in the case of any amount to be paid by the Purchaser, be paid within 10 Business Days after the date on which the audit report on the 2006 Audited Accounts is signed, and (b) in the case of any amount to be repaid by the Debt Seller, be paid within 10 Business Days following receipt by the Debt Seller of a copy of the 2006 Audited Accounts from the Purchaser.

5.6 In the case of any amount payable in accordance with the provisions of clause 5.5, any payment shall be made by the relevant party to the other party's solicitors (being, the Purchaser's Solicitors or the Seller's Solicitors, as applicable) who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of (as applicable) the Debt Seller's or the Purchaser's obligation to pay such amount. Any such amount shall be paid by electronic transfer in immediately available funds.

6    WARRANTIES

6.1 The Seller warrants to the Purchaser that except as Disclosed each of the statements set out in Schedule 4 is true and accurate. The Purchaser has entered into this Agreement and the Deed of Assignment upon the basis of and in reliance upon the Warranties.

6.2 Without prejudice to Clause 13.3 the Purchaser acknowledges and agrees that:

     6.2.1 the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller and on which the Purchaser may rely in entering into this Agreement;

     6.2.2 no other statement, promise or forecast made by or on behalf of the Seller may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement; and

     6.2.3 it does not have at the date of this Agreement actual knowledge of any fact which is inconsistent with any of the Warranties or makes any of them untrue or inaccurate.

6.3  Clause 6.1 shall apply as if:

     6.3.1 none of the Warranties, other than those set out in sub-paragraphs 3.5, 8.1 and paragraphs 13 and 15 of Schedule 4, relate in any way to the Properties or any of them;

     6.3.2  none of the Warranties, other those that set out in sub-paragraphs
            3.5 and 8.1, paragraph 15 and the Tax Warranties set out in Part 2 of Schedule 4, relate in any way to Tax; and

     6.3.3 none of the Warranties, other than those set out in sub-paragraphs 3.5, 8.1 and paragraph 21 of Schedule 4, relate in any way to any Intellectual Property Right or any agreement or other arrangement in connection with any Intellectual Property Right.

6.4 Where any of the Warranties is made or given "so far as the Seller is aware" or "to the best of the Seller's knowledge, information or belief" or any similar expression, such Warranty shall be construed to refer to the actual knowledge of the Seller after making careful enquiry of Alison Richards and John Higgins and no other person.

6.5 The Seller agrees, in the absence of fraud, dishonesty or wilful concealment by or on behalf any Group Company or any of its employees or directors, to waive any and all rights or claims which it might otherwise have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by any Group Company or its officers, employees or agents in connection with the giving of Warranties, the Tax Deed and/or the preparation of the Disclosure Letter and the Data Room Documents.

6.6 Each of the Warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other Warranty or by anything in this Agreement or the Tax Deed.

6.7 The rights of the Purchaser in respect of a breach of any of the Warranties shall not be affected by Completion.

6.8 Notwithstanding any of the other provisions of this Agreement the Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in clause 7.

6.9 Any payment made by the Seller in satisfaction of a Warranty Claim or in satisfaction of a claim by the Purchaser under the Tax Deed shall be deemed to be a reduction in the

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

     Intercompany Debt Consideration.

7    LIMITATION OF DEBT SELLER'S LIABILITY AND SELLER'S LIABILITY

7.1 Notwithstanding any of the other provisions of this Agreement or the Tax Deed, the liability of the Seller in respect of claims under the Warranties or a claim under the Tax Deed shall be limited according to the provisions of this clause.

7.2 If the Purchaser or any Group Company becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim, the Purchaser shall give notice to the Seller specifying that matter or circumstance in reasonable detail (including, without limitation, the Purchaser's estimate, on a without prejudice basis, of the amount of such claim) as soon as reasonably practicable after it or the relevant Group Company (as the case may be) becomes aware of that matter or circumstance. The Seller shall not be liable for any losses in respect of a Warranty Claim to the extent that they are increased, or are not reduced, as a result of any failure by the Purchaser to give notice as contemplated by this paragraph.

7.3  The Seller shall not be liable under the Warranties to the extent that:

     7.3.1 the facts which might result in a Warranty Claim or possible Warranty Claim were Disclosed;

     7.3.2 the subject of the Warranty Claim is allowed or provided for or reserved or otherwise taken into account in the Accounts or the 2006 Audited Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts or the 2006 Audited Accounts or to the extent such matter was specifically referred to in the notes to the Accounts or the 2006 Audited Balance Sheet;

     7.3.3  the loss has been recovered under the Tax Deed; or

     7.3.4  a Warranty Claim arises or is increased:

            7.3.4.1 wholly or partly from a voluntary act or omission of any member of the Purchaser's Group after Completion which (a) is not in the ordinary course of business, (b) could reasonably have been avoided, and (c) which the Purchaser or any Group Company was aware would be likely to give rise to a Warranty Claim; or

            7.3.4.2 wholly or partly from an act or omission compelled by law; or

            7.3.4.3 as a result of any increase in rates of Tax since the Completion Date; or

            7.3.4.4 wholly or partly as a result of the passing or coming into force of or any change in any enactment, law, regulation, directive or requirement or any practice of any government, government department or agency or regulatory body (including extra-statutory concessions of HM Revenue & Customs) after the Completion Date whether or not having retrospective effect; or

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

            7.3.4.5 wholly or partly from any change after Completion of the date to which any Group Company makes up its accounts or in the bases, methods, principles or policies of accounting of any Group Company; or

            7.3.4.6 wholly or partly from any failure or omission by any Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion, the making, giving or doing of which was taken into account in computing the provisions for Tax in the Accounts or in the 2006 Audited Accounts; or

            7.3.4.7 any claim, election, surrender or disclaimer made or notice or consent given after Completion by any Group Company or any member of the Purchaser's Group under the provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts or the 2006 Audited Accounts or which is made at the prior request of the Seller pursuant to its rights under the Tax Deed; or

            7.3.4.8 wholly or partly from a cessation, or any change in the nature or conduct, of any trade carried on by any Group Company at Completion, being a cessation or change occurring on or after Completion.

7.4 The Seller shall not be liable in respect of any Warranty Claim or claim under the Tax Deed unless the amount of damages or payment to which the Purchaser would, but for this subparagraph, be entitled as a result of the Warranty Claim or such claim is at least(pound)2,000.

7.5 If more than one Warranty Claim or claim under the Tax Deed arises from, or is caused by, the same or substantially the same matter, matters, circumstance or circumstances, those Warranty Claims or claims shall be aggregated for the purposes of subparagraph 7.4.

7.6 The liability of the Seller in respect of any Warranty Claim or a claim under the Tax Deed shall not arise unless the amount of the Seller's liability in respect of such Warranty Claim or a claim under the Tax Deed when aggregated with the amount of the Seller's liability in respect of any other such Warranty Claim and/or a claim under the Tax Deed made against the Seller exceeds (pound)200,000 in which event the whole amount of the Seller's liability in respect of such Warranty Claim(s) or claim(s) under the Tax Deed (and not just the excess) shall be recoverable subject to the other terms of this Agreement and/or the Tax Deed.

7.7 The liability of the Seller in respect of all Warranty Claims and claims under the Tax Deed shall not when taken together exceed (pound)4,000,000.

7.8 The liability of the Seller in respect of any Warranty Claim other than under the Tax Warranties shall cease six months after Completion and the liability of the Seller in respect of any claim under the Tax Warranties or any claim under the Tax Deed shall cease on the sixth anniversary of Completion except in respect of any Warranty Claim of which notice is given to the Seller as contemplated by clause 7.2 or in respect of a claim under the Tax Deed of which notice is given to the Seller as contemplated by clause 8.1 of the Tax Deed (in each case before the relevant date). The liability of the Seller in respect of any Warranty Claim shall terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that Warranty Claim as contemplated by clause 7.2 unless that Warranty Claim arises as a result of, or in connection with, a Third Party Claim (as defined in clause 7.10) and the Seller shall have assumed conduct of that Third Party Claim in accordance with clause 7.10. The liability of the Seller in respect of any claim under the Tax Deed shall terminate if proceedings in respect of it have not been commenced within six months after the giving of notice of that claim as contemplated by clause 8.1 of the Tax Deed unless the Seller shall have assumed conduct of the claim as contemplated by clause 8.3 of the Tax Deed.

7.9 Nothing in clauses 7.4 to 7.8 (inclusive), applies to a Warranty Claim that arises as a result of fraud by the Seller (which has been judicially determined) in respect of the negotiation and preparation of this Agreement, the Tax Deed, the Deed of Assignment, the Disclosure Letter and/or the Data Room Documents.

7.10 If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability of a Group Company to a third party (a "Third Party Claim"), then (without prejudice to the provisions of the Tax Deed in relation to any matter which is the subject of a claim under it) the Seller may, at any time before any final compromise or agreement, or expert determination or non-appealable decision of a court or tribunal of competent jurisdiction, is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

     7.10.1 the Seller shall indemnify the Purchaser and each relevant Group Company to the Purchaser's reasonable satisfaction against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Seller may request pursuant to subparagraphs 7.10.2 and 7.10.3 below;

     7.10.2 the Purchaser shall procure that each relevant Group Company at the cost of the Seller makes available to the Seller on reasonable notice and at reasonable times such persons and all such information as the Seller may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;

     7.10.3 the Purchaser shall procure that each relevant Group Company takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Seller may request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller save where to do so would materially prejudice the commercial interests of the Purchaser's Group;

     7.10.4 the Seller shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all material documents and such other information in its possession as may be requested by the Purchaser (acting reasonably); and

     7.10.5 the Purchaser will be free to pay or settle any Third Party Claims on such terms as the Purchaser reasonably considers appropriate (subject to the other provisions of this clause 7) in the event that the Seller fails to comply in any material respect with the provisions of clauses 7.10.1, 7.10.2 and 7.10.4.

7.11 If a Warranty Claim arises as a result of, or in connection with, a Third Party Claim, the Purchaser shall, until the earlier of such time as the Seller shall give any notice as contemplated by clause 7.10 and such time as any final compromise or agreement, or expert determination or non-appealable decision of a court or tribunal of competent jurisdiction, is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of, keep, or procure that each relevant Group Company keeps, the Seller promptly informed of the progress of the Third Party Claim and provide, or procure that each relevant Group Company provides, the Seller with copies of all relevant documents and such other information in the Purchaser's or a Group Company's possession as may be requested by the Seller.

7.12 Nothing in clauses 7.10 or 7.11 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party. If any information is provided by any person (the "Provider") to any other person (the "Recipient") pursuant to either of those clauses:

     7.12.1 that information shall only be used by the Recipient in connection with the Third Party Claim and clause 10 of this Agreement shall in all other respects apply to that information; and

     7.12.2 to the extent that information is privileged:

            7.12.2.1 no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

            7.12.2.2 if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall or, if the Recipient is a Group Company, the Purchaser shall procure that the Recipient shall, promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

7.13 Nothing in this Agreement shall be deemed to relieve the Purchaser from any common law duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue or inaccurate.

7.14 No liability shall attach to the Seller in respect of a Warranty Claim to the extent that the same loss has been recovered by the Purchaser under any other terms of this Agreement, the Tax Deed or any other document entered into pursuant to this Agreement and accordingly the Purchaser may only recover once in respect of the same loss.

7.15 If the matter or circumstance giving rise to a Warranty Claim is capable of remedy, the Seller shall have no liability in respect of that Warranty Claim if the relevant matter or circumstance is remedied within 30 days after the date on which the Seller is given notice as contemplated by clause 7.2 in relation to that matter or circumstance. The

     Purchaser shall procure that the Seller is given the opportunity in that 30 day period to remedy the relevant matter or circumstance and shall, without prejudice to clause 7.11, provide, and shall procure that each relevant Group Company shall provide, all reasonable assistance to the Seller to remedy the relevant matter or circumstance.

7.16 Without prejudice to the Purchaser's duty to mitigate any loss in respect of any of the Warranties being untrue or inaccurate, if in respect of any matter which would otherwise give rise to a Warranty Claim, any of the Group Companies is entitled to claim under any policy of insurance the Purchaser shall procure that it shall use its reasonable endeavours to pursue such recovery right and the amount of any insurance monies received by that Group Company shall reduce pro tanto or extinguish that Warranty Claim provided always that the Purchaser shall be under no obligation to recover from its insurers prior to recovery from the Seller in respect of any such Warranty Claim.

7.17 If the Seller shall make any payment to the Purchaser in relation to any Warranty Claim and the Purchaser (or any Group Company) subsequently receives from a third party (other than a Group Company) any amount referable to the subject matter of the Warranty Claim, the Purchaser shall, once it or any Group Company has received such amount, repay (after deducting the reasonable costs and expenses of the Purchaser or any Group Company reasonably incurred in recovering such amount and any Tax payable on it) to the Seller the lesser of:

     7.17.1 a sum equal to such amount; and

     7.17.2 the amount previously paid by the Seller to the Purchaser in respect of such Warranty Claim.

7.18 The Debt Seller shall have no liability under the Warranties or the Tax
     Deed.

8    PURCHASER'S AND PURCHASER'S GUARANTOR'S WARRANTIES AND PURCHASER'S
     GUARANTEE

8.1 Each of the Purchaser and the Purchaser's Guarantor warrants to the Seller and the Debt Seller that:

     8.1.1 it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all performance action necessary to authorise such execution and delivery and the of such obligations;

     8.1.2 this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser and the Purchaser's Guarantor, as the case may be, in accordance with its terms;

     8.1.3 the execution and delivery by the Purchaser or the Purchaser's Guarantor, as the case may be of this Agreement and of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser or the Purchaser's Guarantor, as the case may be, under it and each of them do not and will not conflict with or constitute a default under any provision of:

            8.1.3.1 any agreement or instrument to which the Purchaser or the Purchaser's Guarantor is a party; or

            8.1.3.2 the constitutional documents of the Purchaser or the Purchaser's Guarantor; or

            8.1.3.3 any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser or the Purchaser's Guarantor is bound.

8.2 The Purchaser's Guarantor as primary obligator unconditionally and irrevocably guarantees by way of continuing guarantee to each of the Seller and of the Debt Seller the payment and performance when due of amounts payable by and obligations of the Purchaser under any of this Agreement and the other Transaction Documents.

8.3  The Purchaser's Guarantor's obligation under this clause:

     8.3.1 constitute direct, primary and unconditional obligations to pay on demand by the Seller or the Debt Seller (as applicable) any sum which the Purchaser is liable to pay under this Agreement or any of the other Transaction Documents and to perform on demand any obligations of the Purchaser under this Agreement or any of the other Transaction Documents without requiring the Seller or the Debt Seller (as applicable) first to take steps against the Purchaser or any other person; and

     8.3.2 shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

            8.3.2.1 any time or indulgence granted to, or composition with, the Purchaser or any other person; or

            8.3.2.2 the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce any right, remedy or security against the Purchaser or any other person; or

            8.3.2.3 any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this Agreement or any other Transaction Document.

9    RESTRICTIVE COVENANTS

9.1 As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the business of the Group, the Seller covenants with the Purchaser, that it shall not, and shall procure that each member of the Seller's Group shall not, without the prior written consent of the Purchaser:-

     9.1.1 for 18 months after Completion, carry on, or be concerned or interested in any way within the Prohibited Area in any retail business which is in any way in competition with the business of the Group as carried on at the date of this Agreement; or

     9.1.2 save in response to an unsolicited request from any such person or in response to a bona fide recruitment advertisement, for 18 months after Completion offer employment to or offer to conclude any contract of services with an employee of a Group Company holding an executive or managerial post or entice or endeavour to entice any such employee toterminate his/her employment with a Group Company provided always that this clause 9.1.2 shall only apply in relation to persons who were employed by a Group Company at Completion and who were still so employed immediately prior to the relevant breach of this clause 9.1.2.

9.2 Each undertaking contained in this clause 9.1 shall be read and construed independently of the other undertakings and shall be an entirely separate and severable undertaking.

9.3 Clause 9.1 shall not prevent the Seller or any member of the Seller's Group from holding for investment purposes only any units of an authorised unit trust and/or up to 29.9% of any class of the issued share or loan capital of any company traded on a recognised investment exchange (as defined in the FSMA 2000).

9.4 The covenants in this clause apply to actions carried out by the Seller in any capacity and whether directly or indirectly, or jointly with any other person or corporate entity.

9.5 Nothing in this clause 9 shall prohibit the Seller or any other member of the Seller's Group from (a) carrying on any business via its website at www.pier1.com or any other website permitted under the Co-existence Agreement (or otherwise responding to or satisfying any customer order not solicited from within the United Kingdom) or (b) from acquiring within the Prohibited Area any goods intended for use or sale in the business of any member of the Seller's Group carried on from outside the Prohibited Area.

9.6 Whilst the undertakings in clause 9.1 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording was deleted, then the above undertakings shall apply with the minimum modifications necessary to make them valid and effective.

9.7 Notwithstanding any of the other provisions of this clause 9, clause 9.1 shall cease to apply if there shall be a Change of Control of Pier 1 Imports, Inc. or if Pier 1 Imports, Inc. should be a party to any merger or any form of business contribution.

10   ANNOUNCEMENTS AND CONFIDENTIALITY

10.1 Subject to clause 10.3 and except as required by law or by any legal or regulatory authority, no announcements, circulars or other communications concerning the transactions referred to in this Agreement or any ancillary matter shall be made unless in a form agreed between the Seller and the Purchaser.

10.2 Subject to clause 10.3 each party shall (without limit in time) keep and procure the confidentiality of all information belonging to the other party which it has obtained as a result of the negotiations leading to and the entering into of this Agreement and shall not directly or indirectly reveal, report, publish, disclose or transfer or use information belonging to the other party for its own or any other purposes.

10.3 The restrictions on announcements, circulars and other communications and obligations of confidentiality in this clause 10 shall not apply where the information is in the public domain other than as a result of a breach of the obligations of confidentiality under this clause 10 or to the extent that any disclosure of information:-

     10.3.1 is expressly permitted by this Agreement or the Tax Deed or required for the proper performance of this Agreement or the Tax Deed (or the enforcement or defence of any claim under this Agreement or the Tax
            Deed); or

     10.3.2 is made with the prior consent in writing of the party to whose affairs such information relates; or

     10.3.3 is made:

            10.3.3.1 in compliance with any requirement of law;

            10.3.3.2 in compliance with a requirement (regardless of the timing of that requirement) of the New York Stock Exchange and/or the US Securities and Exchange Commission;

            10.3.3.3 in a Form 8-K, 10-Q, 10-K, a proxy statement, or notice of annual meeting of shareholders filed by Pier 1 Imports, Inc. or a Schedule 13D or an amendment thereto filed by the Purchaser's Guarantor or any of its shareholders or affiliates to report or disclose the Completion of the transactions contemplated by this Agreement pursuant to applicable United States federal securities laws;

            10.3.3.4 in compliance with any applicable regulatory authority to which the party is subject; or

            10.3.3.5 in order to obtain tax or other clearances or consents from the HM Revenue & Customs or other relevant taxing or regulatory authorities.

10.4 The restrictions contained in this clause 10 shall continue to apply after Completion without limit in time.

10.5 Press releases of each of the Seller and the Purchaser in the Agreed Form relating to the transaction which is the subject of this Agreement have been agreed between the Seller and the Purchaser upon the execution and exchange of this Agreement, for issue following Completion.

11   FURTHER ASSURANCE

11.1 Each of the Purchaser and the Seller will (at its own expense) promptly execute and deliver all such documents, and do all such things, as the other may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement, the Tax Deed and the Deed of Assignment.

11.2 Notwithstanding any other provision of this Agreement, following Completion the Purchaser shall provide as soon as practicable and shall procure that each of the Group Companies provide as soon as practicable, copies of such records, information and documentation relating to the administration, business and/or operations of the Group Companies prior to Completion as may reasonably be requested by the Seller or any other member of the Seller's Group in connection with any matters relating to the operation or administration of the Seller's Group including, but not limited to, tax, accounting, legal, regulatory or any other matters. Furthermore, the Purchaser undertakes to and to procure that each of the Group Companies retain all such records, information and documentation and not to destroy any of them without the prior consent of the Seller (such consent not to be unreasonably withheld or delayed).

11.3 The Purchaser undertakes that it will procure that each Group Company will not become insolvent, stop payment of or be unable to pay its debts within the meaning of the Insolvency Act 1986 or otherwise cease to carry on business as a going concern, for at least one year following the date of the signing of the audit opinion in respect of the 2006 Audited Accounts (as contemplated by clause 5.2).

12   ASSIGNMENT

     No party, may assign the benefit of its rights under this Agreement, the Tax Deed or the Deed of Assignment whether absolutely or by way of security or deal in any way with any interest it has under this Agreement, the Tax Deed or the Deed of Assignment without the prior written consent of the Seller and the Purchaser.

13   ENTIRE AGREEMENT

13.1 This Agreement together with the Transaction Documents constitute the whole and only agreement between the parties relating to the transactions contemplated by the Transaction Documents and supersede and extinguish any drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, made before the entering into of this Agreement whether or not in writing, between any of the parties.

13.2 Each party acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any representation, warranty, collateral contract or other assurance (except those repeated in this Agreement) made by or on behalf of any other party before the entering into of this Agreement. Each party waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

13.3 Nothing in this Agreement or in any other Transaction Document shall be read or construed as excluding any liability or remedy as a result of fraud.

14   WAIVER, RIGHTS AND RELEASE

14.1 Any waiver of any right, power or remedy under this Agreement or the Tax Deed must be in writing and will only apply to the person to whom the waiver is addressed and for the circumstances for which it is given.

14.2 Subject to any express limitation in this Agreement or the Tax Deed, no failure to exercise or delay in exercising any right or remedy provided under this Agreement or the Tax Deed constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

14.3 Subject to any express limitation in this Agreement or the Tax Deed, no single or partial exercise of any right or remedy under this Agreement or the Tax Deed shall preclude or restrict the further exercise of any such right or remedy.

15   VARIATION

     No variation to this Agreement or the Tax Deed shall be of any effect unless it is agreed in writing and signed by the Seller and the Purchaser.

16   COSTS AND EXPENSES

     Save as otherwise stated in this Agreement or the Tax Deed, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and the other Transaction Documents.

17   SET OFF

     All payments to be made under this Agreement and/or the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law.

18   NOTICES

18.1 All notices given under this Agreement or the Tax Deed shall, unless expressly provided otherwise, be in writing. Notices shall either be delivered by hand or sent by first class pre-paid post or by airmail (if overseas) or sent by fax. Delivery by courier shall be regarded as delivery by hand.

18.2 Notices shall be sent to the address or the fax number set out below and shall be marked for the attention of the relevant person named in clause
     18.4 below.

18.3 Any notice to be given under this Agreement or the Tax Deed shall be deemed to have been properly given if it is given in accordance with this clause 18.

18.4 The addresses for service of notice are:-

     Seller and/or the Debt Seller - address as set on page 1 of this Agreement, fax number 001 817 334 0191. For the attention of the Group Counsel's Office,

     with a copy to Allen & Overy LLP, One New Change London EC4M 9QQ, fax number: 0207 330 9999. For the attention of: Ian Stanley.

     Purchaser and/or the Purchaser's Guarantor - C/O Lagerinn ehf, Sundaborg 7, 104 Reykjavik, fax number: +354-533-1082 . For the attention of Sigurour Berntsson.

     Or, in each case, at such other address or to such other fax number or personnel as may be notified to the other parties in writing in accordance with this clause.

18.5 A notice under this Agreement or the Tax Deed shall be deemed to have been served:

     18.5.1 if delivered by hand in accordance with this clause at the time of delivery;

     18.5.2 if sent by first class pre-paid post in accordance with this clause two clear Business Days after the time of posting or, if sent by airmail in accordance with this clause, five clear Business Days after such time;

     18.5.3 if sent by fax to the number referred to in clause 18.4, at the time of completion of transmission by the sender.

     If a notice is deemed delivered outside normal business hours (being 9.30am to 5.30pm on a Business Day) under the preceding provisions of this clause then it shall be deemed to have been delivered at 9.30am on the next Business Day.

18.6 In proving service, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter (or, if overseas, by airmail) or that the fax was despatched and a confirmatory report received, in each case in accordance with this clause.

19   COUNTERPARTS, LANGUAGE, INVALIDITY, COMPLETION

19.1 This Agreement and the Tax Deed may be executed in any number of counterparts and by any of the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement (or the Tax Deed, as the case may be) but all the counterparts shall together constitute one and the same Agreement (or the Tax Deed as the case may be).

19.2 This Agreement is written in the English language, which shall prevail in the event of any translation.

19.3 Each of the provisions of this Agreement and the Tax Deed is severable. If any provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement (or the Tax Deed, as the case may be) shall not in any way be affected or impaired thereby.

19.4 This Agreement together with the other Transaction Documents shall, to the extent that they remain to be performed, continue in full force and effect notwithstanding Completion.

20   THIRD PARTY RIGHTS

     The terms of each of this Agreement, the Tax Deed and the Deed of Assignment may only be enforced by the parties to each such document and no person who is not such a party may enforce any of the terms of that document under the Contracts (Rights of Third Parties) Act 1999.

21   GOVERNING LAW AND JURISDICTION

21.1 This Agreement and the Tax Deed shall be governed by and construed in accordance with English law.

21.2 This Agreement and the Tax Deed shall be subject to the exclusive jurisdiction of the Courts of England and Wales.

AS WITNESS the hands of the parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

                                   SCHEDULE 1

                                    THE GROUP

                                     PART 1

                                   THE COMPANY

Place and Date of Incorporation:       United Kingdom 30.09.1991

Registered Number:                     [U.K. Id No.]

Registered Address:                    9-12 North Central 127, Milton Park,
                                       Abingdon, Oxfordshire, OX14 4SA

Authorised Share Capital:              (pound)8,731,111 divided into 611,111
                                       ordinary shares and 8,120,000
                                       preference shares, all of(pound)1 each

Issued Share Capital:                  (pound)8,731,111 divided into 611,111
                                       ordinary shares and 8,120,000
                                       preference shares, all of(pound)1 each

Directors:                             Michael Arthur Carter
                                       Marvin James Girouard
                                       Alison Hazel Richards
                                       Charles Hawthorne Turner IV

Secretary:                             John Francis Higgins

Auditors:                              Ernst & Young LLP

Bankers:                               HSBC Bank plc

Accounting Reference Date:             26 February

                                     PART 2

                                THE SUBSIDIARIES

                            The Pier (Retail) Limited

Place and Date of Incorporation:       United Kingdom 13.09.1988

Registered Number:                     [U.K. Id No.]

Registered Address:                    9-12 North Central 127, Milton Park,
                                       Abingdon, Oxfordshire, OX14 4SA

Authorised Share Capital:              (pound)400,000 divided into 400,000
                                       ordinary shares of(pound)1 each

Issued Share Capital:                  (pound)200,000 divided into 200,000
                                       ordinary shares of(pound)1 each

Directors:                             Michael Arthur Carter
                                       Marvin James Girouard
                                       Alison Hazel Richards
                                       Charles Hawthorne Turner IV
                                       John Francis Higgins

Secretary:                             John Francis Higgins

Auditors:                              Ernst & Young LLP

Bankers:                               HSBC Bank plc

Accounting Reference Date:             26 February

                                     PART 2

                                THE SUBSIDIARIES

                               Pier Direct Limited

Place and Date of Incorporation:       United Kingdom 07.04.1992

Registered Number:                     [U.K. Id No.]

Registered Address:                    9-12 North Central 127, Milton Park,
                                       Abingdon, Oxfordshire, OX14 4SA

Authorised Share Capital:              (pound)1,000 divided into 1,000 ordinary
                                       shares of(pound)1 each

Issued Share Capital:                  (pound)2 divided into 2 ordinary shares
                                       of(pound)1 each

Directors:                             Michael Arthur Carter
                                       Marvin James Girouard
                                       Alison Hazel Richards
                                       Charles Hawthorne Turner IV

Secretary:                             John Francis Higgins

Auditors:                              N/A

Bankers:                               N/A

Accounting Reference Date:             01 March

                                     PART 2

                                THE SUBSIDIARIES

                        The Pier (Retail) Ireland Limited

Place and Date of Incorporation:       Republic of Ireland 04.11.2003

Registered Number:                     [Irish Id No.]

Registered Address:                    2 Harbourmaster Place, International
                                       Financial Services Centre,
                                       Dublin 1, Ireland

Authorised Share Capital:              (euro)1,000 divided into 1,000 ordinary
                                       shares of(euro)1 each

Issued Share Capital:                  (euro)1,000 divided into 1,000 ordinary
                                       shares of(euro)1 each

Directors:                             Michael Arthur Carter
                                       Marvin James Girouard
                                       Alison Hazel Richards
                                       Charles Hawthorne Turner IV

Secretary:                             John Francis Higgins

Auditors:                              Ernst & Young LLP

Bankers:                               HSBC Bank plc

Accounting Reference Date:             26 February

                                   SCHEDULE 2

                                     PART 1

                                   PROPERTIES

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
1.Ground Floor and basement  23 April 1992          25 March 2002      (pound)349,500   Novoquote Ltd (1)       20 years (less 5
  200 and 203 Tottenham                                                                 The Pier (Retail)       days) from 25
  Court Road,                                                                           Limited (2)             March 1992
  London W1T 7PL

2.Unit C, Broadway Corner,   Only Agreement for     24 June 2002       (pound)125,000   Parties to the
  Bromley, Kent BR1 1LW      lease provided with                                        Agreement for Lease:
                             form of agreed lease                                       (1) Scottish Mutual
                             attached.                                                  Assurance Plc
                                                                                        (2) The Pier (Retail)
                                                                                        Ltd (3) The Pier
                                                                                        Retail Group Ltd
                                                                                        (Surety) and dated 27
                                                                                         March 1997

3.Units S2 and S3            18 April 1997          1 August 2002      (pound)169,750   The Norwich Union Life  25 years from 1
  The Bentall Centre                                                                    Insurance Society       August 1992
  Kingston upon Thames                                                                  (1) The Pier (Retail)
  KT1 1TR                                                                               Limited (2) The Pier
                                                                                        Retail Group Limited
                                                                                        (3) (Surety)

4.Unit UG16 and Unit UG17    25 November 1997       1 March 2003       (pound)113,000   The Norwich Union Life  25 years from
  together with Storage                                                                 and Pensions Ltd        1 March 1993
  Area B8 The Galleries,                                                                (1) The Pier (Retail)
  Bristol BS4 7SL                                                                       Ltd (2) The Pier
                                                                                        Retail Group Limited
                                                                                        (Surety)

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
5.The premises intended to   24 August 1993         24 June 2003       (pound)118,000   Royal Life Insurance    24 June 1993 -
  be known as Unit MS5 on                                                               Ltd                     28 September 2012
  the lower and middle                                                                  (1) The Pier (Retail)
  levels of the Pavilions                                                               Ltd (2) The Pier
  Shopping Centre, High St.                                                             Retail Group Ltd
  Birmingham                                                                            (Surety)

6.Ground Floor 91-95 and     4 October 1993         4 October 2003     (pound)332,500   Pearl Assurance PLC     20 years from 4
  85-95 basement Kings Road,                                                            (1) The Pier (Retail)   October 1993
  Chelsea, London SW3                                                                   Ltd (2) The Pier
                                                                                        Retail Group Ltd (3)
                                                                                        (Surety)

7.The Ground Floor of no.'s  7 April 1994                               (pound)87,500   Hanningtons Ltd         20 years from 29
  16 and 17 and parts of                                                                (1) The Pier (Retail)   September 1993
  the first and second                                                                  Ltd (2)
  floors of no.'s 16,17,                                               (NB A referee's
  17A, 18 and 19 North St.                                              award has just
  Brighton, East Sussex                                                 increased the
                                                                           rent to
                                                                       (pound)130,000)

8.Unit Numbers MSU1 and      11 October 1995        25 December        (pound)193,000   Record hold Ltd (1)     25 year from 25
  MSU2 and stock unit No.                           2005                                The Pier (Retail) Ltd   December 1993
  MSU2 of the Queens Arcade                                                             (2) The Pier Retail
  Cardiff                                                                               Group Ltd (3)
                                                                                        (Surety)

9.6a Tunsgate Square,        11 September 1995      29 September        (pound)90,000   Lynton Plc (1) The      20 years from
  Guildford GU1 3QZ                                 2000                                Pier (Retail) Ltd (2)   11 September 1995

10.Unit 218, Centre Court    14 August 1986         24 June 2000        (pound)92,095   The Standard Life       15 years from
   Shopping Centre,                                                                     Assurance Company (1)   24 June 1995
   Wimbledon, London                                                                    The Pier (Retail) Ltd
   SW19 8YA                                                                             (2)

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
11.18-19 together with the   19 January 1996        29 September        (pound)84,600   The Prudential          15 years from
   basement and sub-                                2000                                Assurance Company Ltd   25 December 1995
   basement of 20, The                                                                  (1) The Pier (Retail)
   Arcade, Bournemouth,                                                                 Ltd (2)
   Dorset BH1 2AF

12.Basement Ground and 1st   Registered 3 May       14 November        (pound)325,000   The Scottish Life       24 November 1995 to
   floor of 147 Buchanan     1996                   2003                                Assurance Co. (1) The   23 November 2020
   Street, Glasgow G1 2JX                                                               Pier (Retail) Ltd (2)   continuing on a
                                                                                                                month by month basis
                                                                                                                thereafter until
                                                                                                                terminated by
                                                                                                                1 month's prior
                                                                                                                notice)

13.Unit 10, Ground, 1st and  Registered 5 October                   (pound)118,568.72   Jarlaw the Academy Ltd  15 years from 2 June
   2nd floors of The         1998                                                       (1) The Pier (Retail)   1998 to 1 June 2013
   Academy, Belmont Street,                                                             Ltd (2)
   Aberdeen AB10 1LB

14.Unit 76, 77, 78 and 78a,  20 November 2003       3 August 2003      (pound)200,000   The Trafford Centre     2 August 2003 to
   The Trafford Centre,                                               (in addition      Ltd (1) The Pier        2 August 2018
   Manchester M17 8AR                                               (pound)10,200 is    (Retail) Ltd (2)
                                                                    paid quarterly on
                                                                       account of
                                                                       estimated
                                                                        urnover)

15.2, 3, 4 and 5 Theatre     13 August 1998                             (pound)89,904   Britel Fund Trustees    13 August 1998 to
   Walk, The Headrow                                                                    Ltd (1) The Pier        12 August 2013
   Shopping Centre, The                                                                 (Retail) Ltd (2)
   Headrow, Leeds West
   Yorkshire LS1 6JE

16.Unit 87 (239-240) The     13 December 1999       24 June 2003       (pound)150,000   Dusco (UK) Ltd (1)      15 years and One
   Victoria Centre,                                                                     The Pier (Retail) Ltd   quarter from 24 June
   Nottingham NG1 8QT                                                                   (2)                     1998

16.A Storage Unit 284        13 December 1999       24 June 2003         (pound)5,000   Dusco (UK) Ltd (1)      15 years and One
     Victoria Centre                                                                    The Pier (Retail) Ltd   quarter from 24 June
     Nottingham NG1 8QT                                                                 (2)                     1998

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
17.EVU006 Upper Level,       14 May 1999                            (pound)178,450.52   Blueco Ltd (1) The      15 years from
   Wintergarden, Bluewater,                                           (in addition      Pier (Retail) Ltd (2)   25 December 1998
   Stone DA9 9SF                                                     (pound)3,718 is
                                                                    paid quarterly on
                                                                       account of
                                                                       estimated
                                                                       turnover)

18.Unit Lower Ground Level   2 April 2001                              (pound)200,000   Oracle Shopping Centre  15 years from
   & Riverside Level                                                                    Ltd (1) Oracle          24 June 1999
   Holybrook Walk, The                                                                  Nominees Ltd (2) The
   Oracle, Reading,                                                                     Pier (Retail) Ltd (3)
   Berkshire RG1 2AQ                                                                    The Pier Retail Group
                                                                                        Ltd (4) (Surety)

18A Storage Reading Unit     2 April 2001                                (pound)1,960   Oracle Shopping Centre  Expires 23 June 2014
    for Unit L30 at                                                                     Ltd (1) Oracle Nominees
    Riverside level in the                                                              Ltd (2) The Pier
    Oracle                                                                              (Retail) Ltd (3) The
                                                                                        Pier Retail Group Ltd
                                                                                        (4) (Surety)

19. Level 1 & 2 Eldon        6 November 2000                            (pound)50,000   Capital and Regional    15 years expiring
    Gardens Shopping                                                                    Retail (Northern) Ltd   28 September 2015
    Centre, Percy Street,                                                               (1) The Pier (Retail)
    Newcastle Upon Tyne,                                                                Ltd (2)
    Tyne & Wear NE1 7RA

20.19-25 Pepper Row and      24 March 2000                             (pound)115,000   The Equitable Life      15 years from
   Paddock Row, Grosvenor                                                               Assurance Society (1)   25 December 1999
   Shopping Centre,                                                  (NB rent review    The Pier (Retail) Ltd
   Chester CH1 1EA                                                      just been       (2) The Pier Retail
                                                                        agreed at       Group Ltd (3) has
                                                                     (pound)140,000)    (Surety)

20.A Unit 17 Paddock Row     14 August 2003                             (pound)45,000   Mall Nominee One Ltd    The lease is co-
     Grosvenor Shopping                                                                 and Mall Nominee Two    terminous with the
     Centre, Chester                                                                    Ltd (1) The Pier        lease of 19-25
                                                                                        (Retail) Ltd (2) The    Pepper Road
                                                                                        Pier Retail Group Ltd
                                                                                        (3)

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
21.Unit 3 104 George Street, Registered                                (pound)150,000   Pearl (Castle St./      15 years
   and 25-33 Castle Street   5 September 2001                                           George St.) Ltd. (1)
   Edinburgh EH2 3DF                                                (NB A Calderbank    The Pier (Retail) Ltd
                                                                        offer to        (2)
                                                                      increase the
                                                                        rent to
                                                                     (pound)215,000
                                                                      has just been
                                                                         agreed)

22.Unit 65/66 Festival       24 October 2003        N/A                (pound)142,137   Grosvenor Basingstoke   From 29 September
   Place, Upper Ground                                                                  Properties Ltd and      2003 to 29 February
   Floor, Basingstoke,                                                                  Grosvenor Basingstoke   2004 amended in a
   Hampshire RG21 7LJ                                                                   Management Ltd (1)      deed of
                                                                                        The Pier (Retail) Ltd   rectification 20
                                                                                        (2)                     April 2004 to 5
                                                                                                                years from 1 March
                                                                                                                2004

23.Unit U78B Upper Mall,     12 May 2004            N/A                (pound)210,000   Chelsfield MH           10 years commencing
   Merry Hill Shopping                                                                  Investments Ltd (1)     17 October 2003
   Centre, Brierley Hill,                                                               The Pier (Retail) Ltd
   West Midlands DY5 1SS                                                                (2) The Pier Retail
                                                                                        Group Ltd (3) (Surety)

24.Units 1 and 1a            29 September           N/A                (pound)105,000   Serput Nominee 11 Ltd   15 years ending
   70 Queen's Road, Clifton,                                                            and Serput Nominee 12   28 September 2018
   Bristol BS8 1QU                                     2003                             Ltd (1) The Pier
                                                                                        (Retail) Ltd (2)

24A (Storage, Clifton) Unit  10 January 1985                             (pound)8,000   Johnsons Central        Expires 13 February
     2 Part Basement, 70                                                                Retail Ltd (1) J        2008
     Queens Road, Clifton,                                                              Hepworth & Son plc (2)
     Bristol B58 1QU

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
25.Unit LSU5 Centrale        15 November 2004       N/A                (pound)160,000   St. Martin Property     15 years from
   Shopping Centre, Croydon,                                                            Investments Ltd (1)     23 September 2003
   Surrey CR0 1TY                                                                       The Pier (Retail) Ltd
                                                                                        (2) Pier Retail Group
                                                                                        Ltd (3) (Surety)

26.Unit 1.268/1.269 and      27 January 2005        N/A                (pound)190,000   CSC Metrocentre Ltd     15 years and One
   Mezzanine 24 Redpath Way,                                                            (1) The Pier (Retail)   quarter to 28
   Metro Centre, Gateshead,                                                             Ltd (2) Pier Retail     September 2019
   Tyne & Wear NE11 9HX                                                                 Group Ltd (3) (Surety)

27.Unit 3, 2-14 Fitzroy      Undated                N/A                (pound)175,000   The Master or keeper    15 years plus
   Street,                                                                              and fellows and         broken quarter
   Cambridge CB1 1EW                                                                    Scholars of Jesus       expiring
                                                                                        College Cambridge (1)   24 March 2020
                                                                                        The Pier (Retail) Ltd
                                                                                        (2)

28.Unit 32, Fishergate Walk, 1 August 2005          N/A                (pound)130,000   The Nominee One Ltd     10 years from
   The Mall, St George,                                                                 and Mall Nominee Two    1 August 2005
   Preston PR1 2TU                                                                      Ltd (1) The Pier
                                                                                        (Retail) Ltd (2)
                                                                                        The Pier Retail Group
                                                                                        Ltd (3) (Surety)

29.401 Chapelfield Plain,    Agreement for          N/A                (pound)163,500   Parties to Agreement
   Chapelfield, Norwich      lease dated                                                for Lease:
   NR2 1SZ                   19 August 2004
                                                                                        Lend Lease Norwich Ltd
                                                                                        (1) The Chapelfield
                                                                                        Partnership (2) The
                                                                                        Pier (Retail) Ltd (3)

30.North 9, 10, 11 & 12      26 May 2005            N/A                (pound)173,000   MEPC Milton Park Ltd    1 January 2005 to
   Central 127 Milton Park                                                              (1) The Pier (Retail)   23 June 2017
   (9 and 11 First Floor,                                                               Ltd (2)
   10 and 12 ground)

                                                                       CURRENT BASE
                                                                        RENT/RACK
                                                                      RENT EXCLUDING
                                                                       PAYMENTS IN
                                                                        RESPECT OF
                                                                       TURNOVER FOR
                                                       DATE OF          THE CURRENT
                                                     CURRENT RENT        TURNOVER
PROPERTY                        DATE OF LEASE          MEMORANDA          PERIOD               PARTIES                  TERM
---------------------------  --------------------   --------------  -----------------   ----------------------  --------------------
31.Unit 170                  12 July 2002           N/A                (pound)525,000   MEPC Milton Park Ltd    15 years from
   Milton Park                                                                          (1) The Pier (Retail)   24 June 2002
   Abingdon                                                                             Ltd (2)

32.Unit 173                  Undated                N/A                (pound)310,200   Mastercase Service and  Expiry
   Milton Park                                                                          Distribution Ltd (1)    25 February 2008
   Abingdon                                                                             The Pier (Retail) Ltd
                                                                                        (2)

33.Unit 167 (B)              18 August 2004         N/A                 (pound)12,800   MEPC Milton Park        24 June 2005 to 25
   (West) Milton Park,                                                                  Limited (1) The Pier    December 2005
   Abingdon                                                                             (Retail) Ltd (2)

34.Unit 167 (B)              27 October 2005        N/A                 (pound)18,000   MEPC Milton Park No.1   1 July 2005 to 25
   (East) Milton Park                                                                   Ltd and MEPC Milton     December 2005
   Abingdon                                                                             Park No.2 Ltd (1) The
                                                                                        Pier (Retail) Ltd (2)

35.2nd floor                 27 September 2005      N/A                 (pound)10,500   Joan M.Leasor (1) The   5 years from 27
   Goodge Place                                                                         Pier (Retail) Ltd (2)   September 2005
   London WIT 4SF

                         PART 2 - CONCESSION PROPERTIES

CONCESSIONAIRE   PROPERTY
--------------   ---------------------------------------------------------------
Debenhams        The Pier at Debenhams, 36 Prospect Street, Hull, East Yorkshire
Debenhams        The Pier at Debenhams Market Place, Romford, Essex
Debenhams        The Pier at Debenhams Market Street, Manchester
Debenhams        The Pier at Debenhams The Parade, Swindon, Wiltshire
Debenhams        The Pier at Debenhams Eastgate Centre, Basildon, Essex
Debenhams        The Pier at Debenhams 44-46 Palmerston Road, Southsea

CONCESSIONAIRE   PROPERTY
--------------   ---------------------------------------------------------------
Debenhams        The Pier at Debenhams Queens Buildings, Southampton, Hampshire
Debenhams        The Pier at Debenhams 2 The Moor, Sheffield
Debenhams        The Pier at Debenhams The Potteries Shopping Centre, Lamb St.
                 Hanley, Stoke on Trent
Debenhams        The Pier at Debenhams Clapham Junction, London
Debenhams        The Pier at Debenhams 334-348 Oxford St., London
Debenhams        The Pier at Debenhams Royal Parade, Plymouth, Devon
Homebase         The Pier at Homebase, Almonvale South Retail Park, Livingston,
                 West Lothian
Homebase         The Pier at Homebase, Meols Cop Retail park, Meols Cop Road,
                 Southport, Merseyside
Roches           The Pier at Roches, Blanchardstown Centre Blanchardstown,
                 Dublin
Roches           The Pier at Roches, Henry Street, Dublin, Eire

                                   SCHEDULE 3

                     REGISTERED INTELLECTUAL PROPERTY RIGHTS

REGISTERED                                        COUNTRY OF
TRADE MARK     CLASS(ES)          NUMBER         REGISTRATION       FILING DATE
----------   -------------   ---------------   -----------------   -------------
PIER         20              1116416           UK                     25.06.1979

THE PIER     16, 18, 20,     2016131B          UK                     31.03.1995
             21, 24, 27,
             28, 35, 36

THE PIER     20, 21, 24,     227496            IRELAND                10.04.2003
             35

                                   SCHEDULE 4

                                 THE WARRANTIES

                                     PART 1

                               GENERAL WARRANTIES

1    Disclosure and Information

1.1  The information set out in Schedules 1 and 2 is true and accurate.

2    The Seller

2.1 Each of the Seller and the Debt Seller has full power to enter into and perform this Agreement and the other Transaction Documents to which each is a party.

2.2 This Agreement and the other Transaction Documents to which the Seller and the Debt Sellers are a party constitute (or will when executed constitute), valid, legal and binding obligations on the Seller and/or the Debt Seller (as the case may be) in accordance with their terms.

2.3 The Seller is the sole, legal and beneficial owner of the Shares and is entitled to sell and transfer the Shares to the Purchaser on the terms set out in this Agreement.

2.4 The Seller and the Debt Seller are not insolvent nor unable to pay their debts within the meaning of the Insolvency Act or any other analogous statute applicable to either of them in any other jurisdiction.

3    The Company

3.1  No Group Company:

     3.1.1 holds or beneficially owns, or has agreed to acquire any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries;

     3.1.2 is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association (other than a recognised trade association);

     3.1.3 has a branch, place of business or substantial assets outside the United Kingdom and the Republic of Ireland or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, TA 88) in any country outside the United Kingdom or the Republic of Ireland.

3.2 No Group Company has received written notice from any governmental or regulatory body that it is in violation of, or in default with respect to, any law or regulation where such violation or default would have a material adverse effect on the assets or financial position of the Group.

3.3 No Group Company carries on business under any name other than its corporate name or the "The Pier" or "Pier".

3.4  No Group Company has granted a power of attorney which remains in force.

3.5 So far as the Seller is aware, each Group Company is conducting and has at all material times within the five years prior to the date of this Agreement conducted its business in accordance with all applicable laws and regulations of the country in which it is incorporated and/or conducts business, excluding any breach of law or regulation which is or was not material in the context of the business of the Group.

4    INSOLVENCY

4.1 So far as the Seller is aware, no Group Company is insolvent nor unable to pay its debts within the meaning of the Insolvency Act 1986.

4.2 So far as the Seller is aware, no step has been taken to initiate any process by or under which:

     4.2.1 some or all of the creditors of any Group Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any Group Company; or

     4.2.2 a person is appointed to manage the affairs, business and assets of any Group Company on behalf of the Company's creditors; or

     4.2.3 the holder of a charge over any Group Company's assets is appointed to control the business and assets of such Group Company.

4.3  In relation to any Group Company:

     4.3.1 no administrator has been appointed;

     4.3.2 no documents have been filed with the court for the appointment of an administrator; and

     4.3.3 no Group Company has received written notice of any intention to appoint an administrator in respect of that Group Company.

4.4 No Group Company has received written notice that any process has been initiated which would lead to the Company being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

5    THE SHARES

5.1 The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

5.2 The Shares and the issued shares of each Group Company are free from any Encumbrance.

5.3  No Group Company has at any time in the last five years:

     5.3.1 repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

     5.3.2 directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition, pursuant to sections 155, CA 85.

5.4 No right has been granted to any person which remains outstanding to require any Group Company to issue any share capital and no Encumbrance has been created in favour of any person in respect of any unissued shares or other unissued securities of any Group Company.

5.5 No commitment has been given by any Group Company to create an Encumbrance in respect of the Shares or the issued shares of any of the Subsidiaries (or any unissued shares or other unissued securities of the Company or any of its Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things where such claim remains outstanding.

6    SUBSIDIARIES

6.1  The Subsidiaries are the only subsidiaries of the Company.

6.2 The particulars of the Subsidiaries set out in Schedule 1 are true and accurate.

6.3 The Company and/or one of the Subsidiaries is the legal and beneficial owner of the shares in each of the Subsidiaries.

6.4  The shares in the Subsidiaries are free from all Encumbrances.

6.5  The issued shares of each of the Subsidiaries are fully paid up.

7    CONSTITUTIONAL AND CORPORATE DOCUMENTS

7.1 The copy of the memorandum and articles of association of the Company in the Disclosure Documents is true and complete.

7.2 Each Group Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association.

7.3 So far as the Seller is aware, the Company has not received a written notice or allegation that any of the register of members or statutory books of the Company are incorrect or should be rectified.

8    ACCOUNTS

8.1  The Accounts:

     8.1.1 have been prepared in accordance with the Companies Act and GAAP; and

     8.1.2 show a true and fair view of the state of affairs of the Company at the Accounts Date and of the profit and losses of the Company for the financial period to which the Accounts relate.

8.2 The Accounts have been filed in accordance with the requirements of the Companies Act.

9    FINANCIAL AND OTHER RECORDS

9.1 No Group Company has received any written notice that any of the accounts, books, ledgers and other financial records of the Company have not been properly maintained or do not contain accurate records of all matters required to be entered in them by the Companies Act.

9.2 All such accounts, books, ledgers and records are in the possession or under the control of the Company or one of the Subsidiaries.

9.3 All material records and information recorded, stored, maintained, operated, or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which belong to the Company are under its control or the control of one of the Subsidiaries.

9.4 Details of the terms of all outstanding bank and other loan facilities made available to the Group Companies (excluding any trade credit arrangements in the ordinary course of the business of the Group) have been provided to the Purchaser in the Disclosure Documents.

9.5 No Group Company has any indebtedness owed to any bank or other financial institution which is outstanding at the date of this Agreement.

10   POSITION SINCE 25 FEBRUARY 2006

     Since 25 February 2006, the Company:

10.1 has carried on its business in the ordinary course and as a going concern;

10.2 has not declared, made or paid any dividend and no loan capital of the Company has been repaid in whole or in part or has become due ;

10.3 has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Accounts Date was entitled to remuneration in excess of (pound)75,000 per annum;

10.4 has not appointed or employed any additional director, officer or employee entitled to remuneration in excess of (pound)75,000;

10.5 has not entered into contracts involving capital expenditure in an amount exceeding(pound)80,000 in the aggregate other than in the ordinary course of business;

10.6 has not borrowed or raised any money or entered into any financial facility (except such borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at 25 February 2006) or since 25 February 2006 received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at 25 February 2006; and

10.7 has not made any change to its accounting reference date.

11   FINANCE

11.1 No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement which is outstanding has been given by or entered into by the Company in respect of borrowings of the Company.

11.2 The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

     11.2.1 in the memorandum and articles of association of the Company; or

     11.2.2 in any debenture or other deed or document binding on the Company.

11.3 There are no debts owing to the Company other than debts that have arisen in the ordinary course of business.

11.4 So far as the Seller is aware, the Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement which is outstanding in respect of the indebtedness, or for the default in the performance of any obligation, of any person not being a Group Company.

11.5 So far as the Seller is aware, the Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

12   TRANSACTIONS WITH THE SELLER, DIRECTORS AND CONNECTED PERSONS

12.1 Upon execution and exchange of the Debt Confirmation Deed, the Deed of Release and Deed of Assignment there will be no outstanding indebtedness between any Group Company and any member of the Seller's Group.

13   THE PROPERTIES

13.1 In this Agreement these definitions apply:

     "PREVIOUSLY-OWNED LAND AND BUILDINGS": land and/or buildings that has, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company but is either no longer owned, occupied or used by the Company, or is owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.

     "PROPERTIES": the land and buildings short particulars of which are set out in Part 1 of Schedule 2 and Property means each and every one of them and any part or parts of them.

13.2 The Properties and the Concession Properties are the only land and buildings owned, used or occupied by any Group Company. The Sellers are not aware of any matter or circumstance which threatens the use and occupation of the Properties for their existing use which would be material in the context of the Group taken as a whole.

     There are no material and current disputes with landlords in relation to non-compliance with the provisions of leases of the Properties.

13.3 There are no current arrears of rent and other sums due to the landlord under the leases of the Properties.

13.4 The information contained within Schedule 2 in relation to the current rents (but without in all cases completing rent review memoranda to document those rents) and rent review dates is true and accurate and not misleading.

13.5 So far as the Seller is aware the Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings other than the Properties and the Concession Properties.

13.6 So far as the Seller is aware neither the Company nor any company that is a Subsidiary has any actual or contingent liability in respect of Previously-owned Land and Buildings.

14   INSURANCE

14.1 Summary particulars of the insurance policies maintained by the Group (excluding any policies where the Group participates under a policy provided for the Seller's Group and the Group), as set out in the Disclosure Documents, are accurate in all material respects.

14.2 There are no outstanding claims under, or in respect of the validity of, any of the insurance policies which are material in the context of the business of the Group as a whole.

15   LITIGATION AND INVESTIGATIONS

15.1 So far as the Seller is aware, the Company is not engaged in any litigation, administrative, mediation or arbitration proceedings (except for debt collection in the normal course of business) which is material to the business of the Group.

15.2 The Seller has not received any written notice that the Company is the subject of any outstanding investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

15.3 No such proceedings, investigation or inquiry as are mentioned in paragraph
     15.1 or 15.2 have been notified to the Seller and the Seller is not aware of any circumstances likely to give rise to any such proceedings, investigation or inquiry.

16   CONTRACTS

16.1 In this Agreement this definition applies:

     "MATERIAL CONTRACT": an agreement to which the Company is a party or is bound by and which is of material importance to the business or profits of the Group other than any agreement relating to the Properties or the Concession Properties.

16.2 Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement which:

     16.2.1 is a Material Contract which is not in the ordinary course of business of the Company; or

     16.2.2 is a Material Contract which may be terminated as a result of any Change of Control of the Company.

17   LICENCES AND CONSENTS

17.1 So far as the Seller is aware, each Group Company has all necessary licences, consents, permits and authorities necessary to carry on its business now carried on by it in the places and in the manner is which that business is now carried on, all of which are valid and subsisting.

17.2 So far as the Seller is aware, no Group Company has received written notice that it is at the date of this agreement materially in default under any licence, consent, permit or authority which is material to the business or operations of the Group.

18   CONSEQUENCE OF ACQUISITION OF SHARES BY PURCHASER

     The acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement do not entitle anyone to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Shares by the Purchaser.

19   EMPLOYEES

19.1 In this Agreement these definitions apply:

     "EMPLOYEE": any person employed by a Group Company;

     "REPRESENTATIVE BODY" means any trade union or works council representing any workers of any Group Company; and trade union has the same meaning as in the Trade Union and Labour Relations (Consolidation) Act 1992;

     "WORKER": has the same meaning as in section 230 of the Employment Rights Act 1996.

19.2 The names of each person who is a Director of each of the Group Companies are set out in Schedule 1.

19.3 The Seller has Disclosed to the Purchaser the following particulars for each Employee:

     19.3.1 their job title and department;

     19.3.2 their base salary and summary details of any contractual benefits and privileges provided;

     19.3.3 the commencement date of their contract and the date on which their continuous service began;

     19.3.4 the type of contract (whether full or part-time or other).

19.4 All contracts of employment for all Employees are terminable on three months' notice or less by either the relevant Group Company or relevant Employee.

19.5 No Employees are currently on secondment, maternity, paternity or adoption leave.

19.6 No notice is outstanding to terminate the contract of employment of any Director (whether given by the Group Company or by the Director) and, so far as the Seller is aware, no material dispute is outstanding between:

     19.6.1 any Group Company and a material number or category of its current or former Employees relating to their employment or its termination; or

     19.6.2 the Company and a material number or category of any of its current or former Workers relating to their contract or its termination.

19.7 So far as the Seller is aware, the acquisition of the Shares by the Purchaser or compliance with the terms of this Agreement will not enable any Directors or senior Employees of any Group Company to terminate their employment or receive any payment or other benefit from any Group Company.

19.8 Except as Disclosed, so far as the Seller is aware, no Group Company is involved in any material industrial or trade dispute or negotiation regarding a claim with any Representative Body and is not aware of anything that would be likely to give rise to such a dispute or claim.

19.9 Particulars of all material workforce agreements reached under the Trade Union and Labour Relations (Consolidation) Act 1992 and all collective bargaining or procedural or other agreements or arrangements with any Representative Body that relate to any employees of any Group Company are contained in the Disclosure Letter.

19.10 No commitment has been given by any member of the Seller's Group in connection with the issue of any share capital in any Group Company to any Employee.

20   PENSION SCHEMES

20.1 The Disclosure Documents contain summary particulars of all Pension Schemes of each Group Company and no Group Company is under an obligation (legally binding or otherwise) to provide pensions, gratuities, superannuation allowance or other "relevant benefits" as defined in section 612(1) of the 1988 Taxes Act, to or for any past or present officer or employee of the Company or his dependants nor does it contribute to any scheme or arrangement for the provision of any other retirement, pension or death benefit except in respect of the Pension Schemes referred to in the Disclosure Documents.

21   INTELLECTUAL PROPERTY

21.1 In this Agreement this definition applies:

     "INTELLECTUAL PROPERTY RIGHTS": (i) copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and
     (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

21.2 Particulars are set out in Schedule 3 of all registered Intellectual Property Rights (including applications for such rights) owned or used by the Company.

21.3 Pier 1 Licensing, Inc. is the registered proprietor of (or applicant for) the Intellectual Property Rights set out in Schedule 3 and has not granted any rights in respect thereof save for the licences dated 30 June 1997 and 13 January 1997.

21.4 The Company does not require any Intellectual Property Rights other than those identified in Schedule 3 in order to carry on its business as carried on at the date of this Agreement-.

21.5 In respect of the Intellectual Property Rights set out in Schedule 3:

     21.5.1 all application and renewal fees required for the maintenance or protection of such rights have been paid;

     21.5.2 so far as the Seller is aware, there are no claims, disputes or proceedings, pending or threatened, in relation to the ownership or use of such rights.

21.6 So far as the Seller is aware, there has been no, and is no current, material infringement by any third party of any Intellectual Property Rights set out in Schedule 3.

21.7 So far as the Seller is aware, the carrying on of the business of the Group as carried on at the date of this Agreement using the Intellectual Property Rights set out in Schedule 3 does not infringe the Intellectual Property Rights of any third party.

                                     PART 2

                                 TAX WARRANTIES

22   COMPLIANCE AND GENERAL

22.1 All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Group Companies to any Tax Authority for the purposes of Tax have been made on a proper basis, punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or so far as the Seller is aware is likely to be, the subject of any material dispute with any Tax Authority.

22.2 All Tax which the Group Companies are liable to pay prior to Completion has been so paid.

22.3 No Group Company has within the period of twelve months ending on the Completion Date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Tax Statute.

22.4 So far as the Seller is aware, the Group Companies have sufficient records relating to past events to permit accurate calculation of the Tax liability or relief which would arise upon a disposal or realisation on Completion of each asset owned by the Group Companies at the Accounts Date or acquired by the Group Companies since that date but before Completion.

23   FOREIGN ISSUES

23.1 The Group Companies have and have for the last seven years (or, if later, since their date of incorporation) been resident for Tax purposes only in the jurisdiction in which they were incorporated and have never had a permanent establishment in any other jurisdiction.

24   GROUPS

24.1 No UK Company has within the last six years been a member of any group of companies for the purposes of s.170 TCGA any member of which was resident in the UK for UK tax purposes other than the UK Companies.

25   CLOSE COMPANIES

25.1 No UK Company has within the last three years been a close investment-holding company as defined in section 13A, TA 88.

26   VAT

26.1 Each Group Company is a taxable person duly registered for the purposes of VAT.

26.2 Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT and has promptly submitted accurate returns. Each Group Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64, VATA nor been given a warning within section 76(2), VATA nor has any Group Company been required to give security under paragraph 4 of Schedule 11, VATA.

26.3 Each Group Company is not and has not been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof each Group Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Revenue & Customs under Schedule 9A, VATA as a result of which any Group Company would be treated for the purposes of VAT as a member of a group.

26.4 For the purposes of paragraph 3(7) of Schedule 10 VATA, the UK Companies or their relevant associates have exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 VATA) only in so far as detailed (as having been the subject of such an election) in the Disclosure
     Documents: and

     26.4.1 all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 VATA has been properly obtained; and

     26.4.2 no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of
            Schedule 10 VATA.

26.5 No UK Company owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

26.6 No UK Company has made any claim for bad debt relief under section 36, VATA which remains outstanding.

27   STAMP DUTY AND STAMP DUTY LAND TAX

27.1 All stampable documents to which any Group Company is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable.

27.2 Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect any Group Company.

                                   SCHEDULE 5

                             COMPLETION REQUIREMENTS

                              SELLER'S OBLIGATIONS

1 On Completion, the Seller shall deliver or procure the delivery to the Purchaser or its representatives of:

1.1 The Debt Confirmation Deed, the Deed of Release and the Deed Assignment duly executed by the Debt Seller (and forms 403a in respect of any security over any assets of any Group Company granted to the Debt Seller);

1.2  The Tax Deed duly executed as a deed by the Seller;

1.3 Transfers of the Shares duly executed by the registered holders in favour of the Purchaser;

1.4 The relevant share certificates for the Shares in the names of the registered holders or an indemnity for any lost certificates;

1.5  In respect of each UK Company:

     1.5.1  the statutory registers and minute books;

     1.5.2  common seal (if any);

     1.5.3  the certificate of incorporation; and

     1.5.4  any certificates of incorporation on change of name;

1.6 The written resignations in the Agreed Form of M J Girouard, C H Turner and M A Carter as Directors of the Group Companies such resignations to take effect from Completion;

1.7 The Co-existence Agreement duly executed by the Seller, Pier 1 Licensing, Inc. and the Company; and

1.8  Minutes of the board meetings held under paragraph 2 of this Schedule.

2 On Completion, the Seller shall cause a board meeting of each Group Company to be held at which the matters mentioned below will take place:

2.1 In the case of the Company only, a resolution to register the transfers of Shares will be passed, subject to the transfers being stamped at the cost of the Purchaser;

2.2 Sigurour Berntsson, Jakup a Dul Jacobsen and Jonathan Eeles shall be appointed additional directors; and

2.3 The resignations referred to in paragraphs 1.6 above shall be tendered and accepted so as to take effect at the close of the meeting.

SIGNED by
                                        ----------------------------------------
PIR TRADING, INC.


SIGNED by
                                        ----------------------------------------
PIER 1 IMPORTS (U.S.), Inc.


SIGNED by
                                        ----------------------------------------
PALLI LIMITED


SIGNED by
                                        ----------------------------------------
LAGERINN ehf
acting by its attorney